Solib Solutions LLC

Driven by research and innovation, our solid-state, low-cost, hybrid batteries aim to revolutionize the battery industry.



Invest

$106.68 minimum investment

DEADLINE: December 19, 2022

in 2 months

UNIT PRICE

$8.89

TOTAL RAISED

$27,950

VALUATION

$8,890,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Our battery technology could potentially increase power density and allow device manufacturers to make more powerful devices, use larger screens, or allow devices to operate longer between charges.

We plan on developing solid-state hybrid batteries and transferring our battery technology from lab research to pilot-scale production.

The solid-state hybrid batteries could potentially contribute to high energy density, fast charging, long cycle life, and low-temperature performance.

We aim to lower the cost in terms of materials, batteries, and manufacturing lines.



Our solid-state hybrid batteries are based on a hybrid cathode that couples super high loading with high energy and power density. Hybridizing electrolyte components and electrode components may bring attractive features. For example, the random stack of Li+/e- conductive LLAZO/C nanofibers can form a 3D framework structure, enabling homogeneous active materials and fast Li-ion and electron transport in all directions. We believe that the distributed liquid electrolyte and tangle long-chain polymer can further improve the ionic conductivity of the electrode, increase the contact interface between the electrolyte and the electrode, and enhance the electrode integrity.

PROBLEM

Battery technology impacts our daily lives as it powers our phone, laptop, and electric vehicle. In turn, the battery also creates new anxieties such as: battery fire, lower power, long charging time, battery degradation, high temperature warning, and low temperature shut-off. Some other problems include:

Safety

- Thermal runaway causes battery fire and explosion.
- Either temperature change or external force can induce battery swelling or leakage, increasing the fire risk.
- The danger arises from the liquid electrolyte with active lithium salts and flammable organic solvent.

Energy and Power

- Batteries can have short time usage and a long charging time.
- For electric vehicles, energy governs the max range while power decides the charging time.
- Immature charging technology led to a recall of SAMSUNG Galaxy with a cost of over $5 billion (Los Angeles Times, 2016).

Operating Temperature

- The best operating temperature for the current battery is around 25 C.
- However, in the cold winter and hot summer, we have to put the battery in the temperature around -10 C and 60 C.
- Low temperature reduces the activity of Lithium chemistry, while high temperature affects the electrochemical and chemical stability.

SOLUTION

Solid-state batteries (SSBs) use solid electrodes and a solid electrolyte. The solid-state structure can ensure a stable form during battery usage. While concerning safety, SSBs may be the perfect alternative for liquid-electrolyte batteries.

We aim to design solid-state hybrid batteries that synergistically utilize the advantages of liquid electrolyte and solid electrolyte and outperform current liquid-electrolyte batteries and traditional solid-state electrolytes.

We believe that the solid-state hybrid batteries could potentially achieve high energy, high power, and stable cycling with safe operation at a wide temperature range. At the same time, we aim to ease manufacturing of solid-state hybrid batteries at a low cost.

Solid hybrid batteries are based on our proprietary composite, solid electrolytes and recent advance in inter-connected interfaces.

Liquid electrolytes, inorganics, and solid polymers will be synergistically hybridized in cathode, solid electrolytes and their interfaces.

Advantages of Solid-State Batteries

- Safe
- Low cost
- Easy manufacturing
- High energy density



Current Collector
Li Metal
Hybrid Electrolyte
Hybrid Cathode
Li+-conducting inorganic electrolyte
Li+-conducting polymer electrolyte
Li+-conducting liquid electrolyte
Li+/e- hybrid conducting inorganic electrolyte

BUSINESS MODEL

We plan to sell around the world to private industry Auto OEMs. Additionally, we maintain an active focus on research and development partnering with academia and government labs around the world. The variety of applications include but are not limited to: electrical vehicles, consumer electronics, medical devices, sustainable grid, etc.

Our focus on both technology and cost reduction enabled an efficient process, as seen in our optimized manufacturing process and innovative technology. With efforts on innovation and cost reduction, we believe our products will have more applications.

The global solid-state battery market size is estimated to grow from $58M in 2022 to $314M USD by 2028, expecting to grow at a CAGR of 32.5%.

Markets and Market
2022

MARKET

The market of solid-state batteries is considered to be attractive and fast growing.

In another estimate, the global solid-state battery industry's size is expected to grow from $617.5 million in 2021 to $5.31 billion by 2028 (Grand View Research, 2021).

Designed for safe and wide-temperature-range operation, solid electrolytes show a bright prospect. The market size was valued at $17.8 million in 2020 and is projected to reach $56.6 million by 2030 (Allied Market Research, 2021).

SUCCESS TO DATE

Our solid-state batteries are based on our proprietary composite solid electrolytes and recent advances on interconnected interfaces. You can find roots in our previous work, e.g.:

US Patents

- Composite solid electrolytes for high-performance metallic or metal-ion batteries, US Patent App. 17/096,457.
- Lithium alloy-carbon composite nanofibers and methods of fabrication, US Patent App. 13/231,433.
- Porous membrane based on a polymer-filled fibrous structure, US Patent App. 13/489,153.

Research Articles

- Interconnected cathode-electrolyte double-layer enabling continuous Li-ion conduction through solid-state Li-S battery. Energy Storage Materials, 2022, 44, 136-144.
- Polyacrylonitrile nanofiber-reinforced flexible single-ion conducting polymer electrolyte for high-performance, room-temperature all-solid-state Li-metal batteries. Adv. Fiber. Mater. DOI:10.1007/s42765-021-00128-1.

TEAM



Yuan Wang

President

For over 20 years, Yuan has been designing and managing projects on machinery, especially injection molds. He also has extensive experience in project management, team building, etc. Before co-founding SoliB, Yuan was the Managing Director for the Mold Making Business. Yuan earned a B.S. in Mechanical Engineering in China and a Master of Applied Science from Concordia University in Montreal, Canada.



Xiangwu Zhang, Ph.D.

Chief Technology Officer

Xiangwu Zhang is the Samuel S. Walker Distinguished Professor at North Carolina State University. Zhang's research interests focus on nanostructured and multifunctional polymer, composite, fiber, and textile materials with an emphasis on energy storage and conversion. His research encompasses both fundamental materials studies such as synthesis and physical characterization, as well as system design and fabrication. Zhang has published two books, twelve book chapters, and more than 250 peer-reviewed journal articles.



Liang Chang, Ph.D.

Chief Scientist

Liang Chang is a Research Assistant Professor at North Carolina State University. Liang's research interests focus on designing, synthesizing, and characterizing 2D and 3D materials, such as graphene, transition metal oxides/sulfides, polymer, and emulsion, for i) energy storage and conversion, ii) water treatment, and iii) catalysis. Liang has published one book chapter and 23 peer-reviewed journal articles.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,001 is raised:

Use	Value	% of Proceeds
Salaries	$174,182	17.4%
R&D: Lab-Scale Battery Assembly and Testing	$53,774	5.4%
Equipment	$523,045	52.3%
Raw Materials	$50,000	5.0%
Infrastructure Renovation	$50,000	5.0%
Product Line Assembly	$100,000	10.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Solib Solutions LLC. This offering must raise at least $10,000 by December 19, 2022 at 8:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Solib Solutions LLC may issue additional securities to raise up to $1,000,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,112,486 units
× $8.89 per unit

$9,890,001 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on June 24, 2022

> Form C/A on August 18, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

- Oct 18, 2022 — An innovative material is being developed to...
- Oct 3, 2022 — The advantage of our technology is to utilize...
- Sep 20, 2022 — SoliB is building the technology to power our...
- Aug 30, 2022 — When we set out to develop Hybrid Solid...
- Aug 19, 2022 — When SoliB Solution set its mind on developing...
- Aug 18, 2022 — Filed Form C/A
- Aug 15, 2022 — Solid-state batteries replaced the liquid...
- Aug 12, 2022 — We believe in a fully electric future so we're...
- Aug 9, 2022 — Hi , Together we can make safe,...

Jun 24, 2022 Primary offering of 112,486 units at $8.89

Jun 24, 2022 Filed Form C

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